Date: Tuesday, November 08, 2005

Trading Symbol: OTCBB:BBSE

Barnabus Energy Appoints Derek May as Director

Barnabus Energy, Inc. (OTC BB: BBSE) is pleased to announce the appointment of Mr. Derek May to the Board of Directors as Chairman of the Corporate Governance Committee.

Derek May was one of the early members of Qualcomm's senior management team, joining the cellular telecommunication company in 1988 as Vice President of Operations, responsible for the establishment of all of their manufacturing and operations activities. In 1994, Mr. May was appointed President of Qualcomm Personal Electronics. The Company grew from five to over 5,000 employees, producing 1.3 million phones a month. Under Mr. May's leadership, the company pioneered numerous wireless innovations while achieving phenomenal growth and shareholder value. Qualcomm was one of the number one performing stocks on NASDAQ for several years.

Prior to this, Mr. May held senior-level management positions with GEC and Philips Industries in the United Kingdom, serving as Deputy Director of Procurement with responsibility for over one hundred facilities and subsidiaries throughout the UK. Upon his relocation to the United States, Mr. May joined Teledyne as Vice President of operations managing their manufacturing and jet-engine-overhaul facilities. He subsequently moved to San Diego where he joined National Advanced Systems. He was responsible for the entire mainframe computer manufacturing operations at that time.

Barnabus President David Saltman notes, "Derek May is an incredibly accomplished executive with a proven track record of technology innovation. Not only was Qualcomm an outstanding financial achievement, but the company developed one of the best management teams and corporate social responsibility records in the nation. Derek has the experience, the technical prowess, and the enthusiasm to successfully shape an early stage company into a world-renowned organization. We are all truly excited to have him join with us as we establish our position as a leader in the renewable energy industry."

ABOUT THE COMPANY

Barnabus Energy, Inc. (OTC BB: BBSE) is committed to the development of a diversified energy project portfolio. The Company is currently acquiring commercially viable projects in both conventional and renewable energy sectors. Management has closely aligned itself with key strategic partnerships that will move the Company forward towards future acquisitions and growth. The company's model is a focused approach to the exploitation of targeted, low-risk development opportunities.

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Barnabus Energy, Inc. has little or no control.

ON BEHALF OF THE BOARD

Barnabus Energy, Inc.

David Saltman, President